                                                                  Exhibit (a)(4)

                     BARR ROSENBERG VARIABLE INSURANCE TRUST

                               AMENDMENT NO. 3 TO
                       AGREEMENT AND DECLARATION OF TRUST

     The undersigned, being all of the trustees of Barr Rosenberg Variable Insurance Trust, a Massachusetts business trust created and existing under an Agreement and Declaration of Trust dated March 1, 1998, as amended (the "Agreement and Declaration of Trust"), a copy of which is on file in the Office of the Secretary of The Commonwealth of Massachusetts (the "Trust"), having determined that having determined that it is consistent with the fair and equitable treatment of all Shareholders to change the name of the Trust, do hereby direct that this Amendment No. 3 be filed with the Secretary of The Commonwealth of Massachusetts and do hereby consent to and adopt the following amendment to the Agreement and Declaration of Trust:

1. The first sentence of Section 1 of Article I of the Agreement and Declaration of Trust is amended and restated in its entirety to read as follows:

     "This Trust shall be known as Laudus Variable Insurance Trust, and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine."

     The foregoing amendment shall become effective upon execution by the undersigned trustees. This amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument.

     IN WITNESS WHEREOF, each of the undersigned Trustees as aforesaid do hereto set their hands this 30 day of March, 2004.


/s/ Mariann Byerwalter                           /s/ William Hasler
----------------------                           ------------------
Mariann Byerwalter                               William Hasler

/s/ Nils Hakansson                               /s/ Jeff Lyons
------------------                               --------------
Nils Hakansson                                   Jeff Lyons